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Tenet Discusses New Pricing Philosophy

Company Issues New Earnings Guidance for FY03 and FY04

NEW YORK — Dec. 3, 2002 — Tenet Healthcare Corporation (NYSE: THC) today released the results of an internal business review of its past pricing strategies and presented a new pricing philosophy that includes substantial proposed discounts for uninsured patients. The review’s findings and the new approach to pricing are being discussed today and tomorrow by senior Tenet executives at meetings with investors and analysts in New York.  These meetings will be available by webcast to all interested parties.

Tenet also announced that, as a result of its review of operations and based on current expectations, it has revised its guidance for earnings for its fiscal years ending May 31, 2003 and 2004.  The specific earnings guidance is discussed later in this news release.

The company’s new executive management team has been reviewing its charges, pricing and overall business strategy for several weeks, following disclosure that the company’s previous approach to charges had caused some Tenet hospitals to receive greater Medicare outlier payments than the industry average.

“The company’s charging practices, combined with the formula prescribed by the Medicare program, in large part caused Tenet’s total outlier payments to exceed industry

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averages,” said Jeffrey C. Barbakow, Tenet’s chairman and chief executive officer.  “In the hospital industry, ‘gross charges’ are not the same as ‘prices.’  Gross charges are essentially retail list rates and are required by the Medicare program to be the same for all patients.  But gross charges rarely bear any resemblance to what we are actually paid for the services we provide.  Our new approach is designed to de-emphasize the role of gross charges and refocus on actual pricing.”

Elements of the company’s new pricing approach include:

•                  Freezing its hospital gross charges for the time being.  No rollbacks have been implemented, and no increases are planned through the rest of this fiscal year ending May 31, 2003.

•                  Pursuing a contract structure with managed care companies that has a larger component based on negotiated per diem rates and reduced relative importance of “stop-loss” payments tied to gross charges.  Tenet said it would pursue this approach as long as its managed care partners are willing to preserve the underlying aggregate economics of the contracts.  Regardless of future contract structure, Tenet believes it will be able to continue to receive market level increases in its managed care revenues.

•                  Proposing a discounted price schedule at managed care rates for uninsured patients.  Current regulations require hospitals to bill these patients at gross-charge rates. The company is committed to working cooperatively with appropriate state and federal officials to make the changes necessary to implement this proposal and ease the burden on the uninsured.  The discount also will significantly cut hospitals’ administrative costs associated with billing and collecting from a relatively small number of patients.

“We have put this new pricing philosophy in motion, and it is already producing some results,” Barbakow said.  “On Monday, we announced a new agreement with Health Net of California that mirrors our new strategy.”

The company said it has not articulated a new approach to pricing for Medicare or Medicaid because the federal government determines the amounts hospitals are paid under these programs.  However, the Centers for Medicare & Medicaid Services has indicated its intention to change the current Medicare rules regarding outlier payments.  CMS has not yet announced specific changes, but Tenet expects that any such changes will reduce the amount of outlier payments received by its hospitals.

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 “We have a lot of work to do to recover from the events of recent weeks, and I do not underestimate the task we have ahead of us,” said Barbakow. “I recognize the very real skepticism and anger among investors.  We intend to earn back their trust through hard work and solid results.”

Trevor Fetter, the company’s new president, led the review of Tenet’s pricing and overall business strategies over the past month.  “I am convinced that the solutions we have set forth will not only correct the anomalies that have brought Tenet so much negative attention recently but will also regain the trust of our investors and others,” Fetter said.

“As I have examined Tenet’s operations, I have become more confident than ever about the company’s fundamental strength.  We have now set in motion a plan to address the issues raised by our gross charges.  We have the assets, the resources and the people to resume a sustainable level of growth and to continue enhancing health care in the communities we serve.”

Fiscal 2003 Earnings Guidance

Tenet has revised its guidance for earnings in its fiscal year ending May 31, 2003.  The company now expects that earnings per share from operations will likely be in a range of $2.38 to $2.78 per share, compared to $2.34 per share in fiscal 2002 (adjusted to reflect the adoption of SFAS 142).

The low end of the range assumes the elimination of all Medicare outlier payments effective Jan. 1, 2003, while the upper end of the range assumes no change in Medicare outlier payment methodology that would affect the current fiscal year.  While the company believes that the most likely scenario is somewhere between these two extremes, it is unable to predict at this time what changes will actually be made in outlier payments.  Tenet expects to further refine this guidance once the details and timing of changes in outlier reimbursement are known.

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Tenet had previously estimated that fiscal 2003 earnings per share from operations would be at least 25% above fiscal 2002 earnings, or at least $2.93.  The change in guidance reflects what the company believes is a conservative provision for both known and unknown contingencies, as well as the recognition that CMS may change outlier payment methods sooner than the company had previously anticipated.

Fiscal 2004 Earnings Guidance

In its presentation to investors, Tenet detailed a range of assumptions for its 2004 fiscal year, including assumptions regarding patient volumes, price trends by type of payor, outlier payments, margins, interest, depreciation and other expenses, cash flow, share repurchases and other factors.  Investors are urged to review the full presentation, which is available on Tenet’s web site, www.tenethealth.com, for a complete discussion of these assumptions.

Based on the assumptions made, Tenet presented a “base case” for earnings per share from operations of approximately $2.00 in fiscal 2004, a level from which it expects to resume its growth.  The company stressed that this number should be viewed as a midpoint in a wider range, and depends on the underlying assumptions, which the company believes are conservative.  Notably, the estimate assumes total Medicare outlier payments of $150 million, and assumes no share repurchases beyond the company’s current authorization.  As with the 2003 guidance, the company will further refine its 2004 guidance once it has better clarity regarding future outlier payment methodology.

Stephen D. Farber, Tenet’s new chief financial officer, outlined expectations for substantial free cash flow in fiscal 2004.  “With Tenet shares trading at current levels, the highest and best use of free cash flow is share repurchases,” Farber said.  “I want to assure investors we understand the importance of this use for Tenet’s free cash flow.”

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The Tuesday Dec. 3 webcast and teleconference is scheduled to begin at 4 p.m. EST.  All interested parties may access it via either www.americanconferencecenters.com, or the Tenet web site, www.tenethealth.com.  Detailed slides from the presentation will be available on both sites.

Interested parties may listen to the presentation by dialing (913) 981-5507.  A replay of the presentation will be available through Dec. 17 on both web sites and via telephone by dialing (719) 457-0820, and referencing pass code #674287.  Tenet recommends accessing the presentation via either web site, in order to view the accompanying slide presentation.

On Wednesday Dec. 4, Tenet will give a similar presentation at 2:50 p.m. EST at the Merrill Lynch Health Services Conference at the Waldorf-Astoria Hotel in New York City.  This presentation will be webcast live, and those interested may access it through www.twst.com/templates/merrill8/lobby.html (audio only) or www.tenethealth.com (audio and slides).

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 113 acute care hospitals with 27,726 beds and numerous related health care services.  Tenet and its subsidiaries employ approximately 114,300 people serving communities in 16 states.  Tenet’s name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.